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                                   EXHIBIT 3

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of May 14, 1997 among ROYAL GRIP, INC., a Nevada corporation having a business address of 444 West Geneva Drive, Tempe, Arizona 85282 ("RG"), FM PRECISION GOLF CORP., a Delaware corporation having a business address of 3490 Clubhouse Drive, Suite 102, Jackson, Wyoming 83001 ("FMP"), and FMPSUB, INC., a Nevada corporation having a business address of 3490 Clubhouse Drive, Suite 102, Jackson, Wyoming 83001, and a wholly owned subsidiary of FMP ("Merger Sub"), evidences that, for and in consideration of the mutual covenants set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    RECITALS

         A. The Board of Directors and stockholders of FMP, and the Boards of Directors of Merger Sub and RG have approved the merger of Merger Sub into RG upon the terms and subject to the conditions set forth herein (the "Merger").

         B. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

ARTICLE 1.    THE TRANSACTION.

         1.1. THE MERGER. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 1.2), Merger Sub shall be merged with and into RG which shall be the surviving corporation in the Merger (the "Surviving Corporation"), the separate existence of Merger Sub shall thereupon cease, and the name of the Surviving Corporation shall by virtue of the Merger remain "Royal Grip, Inc."

         1.2. EFFECTIVE DATE OF THE MERGER. The Merger shall become effective when properly executed Articles of Merger are duly filed with the Secretary of State of the State of Nevada, which filing shall be made concurrently with the closing of the transaction contemplated by this Agreement in accordance with
Section 1.13. When used in this Agreement, the term "Effective Date" shall mean the date and time at which such Articles of Merger are so filed or at such time thereafter as is provided in such Articles of Merger.

         1.3. CERTIFICATE OF INCORPORATION; STOCK SPLIT. FMP agrees that, on or prior to the Effective Date, it will effect the following transactions:

              1.3.1. Amend and restate its Certificate of Incorporation substantially in the form of Exhibit 1.3.1 to this Agreement; and

              1.3.2. Split the shares of FMP Common Stock (as hereinafter defined) which were outstanding immediately before the Effective Date, and/or issue stock dividends to FMP stockholders of record who were stockholders of record immediately before the Effective Date,
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and/or adjust the terms of options or warrants to acquire FMP Common Stock which were outstanding immediately before the Effective Date so that, immediately after the Effective Date, the holders of shares of FMP Common Stock which were outstanding immediately before the Effective Date and the holders of options and warrants to acquire shares of FMP Common Stock which were outstanding immediately before the Effective Date, taken as a group, will own or have the right to acquire the aggregate number of shares of FMP Common Stock determined by multiplying seven-thirds (7/3) times the sum of (i) the number of shares of FMP Common Stock which are required to be issued under clause (b) of Section
1.5.1 below, and (ii) the number of shares of FMP Common Stock which are issuable under options and warrants assumed by FMP under Section 1.9.1 below.
Any stock split or dividend shall be made pro-rata among the stockholders entitled to participate therein as required by the General Corporation Law of the State of Delaware and any adjustment of the terms of any option or warrant shall be made in accordance with the terms of the applicable anti-dilution provisions thereof.

         1.4. TAX-FREE REORGANIZATION. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. In this regard, FMP represents that it presently intends, and that at the Effective Date it will intend, to continue RG's historic business or use a significant portion of RG's business assets in a business.

         1.5. EXCHANGE RATE.

              1.5.1. As of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any shares of RG's Common Stock, $.001 par value ("RG Shares" or "RG Common Stock"):

                            (a) All shares of RG Common Stock which are held by
              RG or any Subsidiary (as defined in Section 8.13) of RG shall be canceled.

                            (b) Subject to Section 1.8, each remaining
              outstanding share of RG Common Stock shall be converted into the number of fully paid and nonassessable shares of the Common Stock, $.001 par value, of FMP ("FMP Shares" or "FMP Common Stock") equal to the Exchange Rate (as defined below).

                            (c) In the event of any stock dividend, stock split,
              reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, FMP Common Stock, other than as described in Section 1.3.2 of this Agreement, after the date hereof and prior to or as of the Effective Date, the Exchange Rate shall be adjusted accordingly.

                            (d) Each issued and outstanding share of Common
              Stock, without par value, of Merger Sub ("Merger Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Corporation.



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         1.5.2. The "Exchange Rate" shall mean: 50%.

         1.6. TERMS OF EXCHANGE. The manner of exchanging RG Common Stock for FMP Common Stock in the Merger shall be as follows:

              1.6.1. On the Effective Date, FMP shall make available to Star Bank or such other exchange agent as selected by FMP and reasonably acceptable to RG (the "Exchange Agent"), for the benefit of each holder of RG Common Stock, a sufficient number of certificates representing FMP Common Stock to effect the delivery of FMP Common Stock required to be issued pursuant to Section 1.5. FMP shall enter into an agreement (the "Exchange Agent Agreement") with the Exchange Agent pursuant to which the Exchange Agent shall be obligated to provide the services set forth in Section 1.6.2.

              1.6.2. The Exchange Agent Agreement shall provide that promptly after the Effective Date, the Exchange Agent shall mail to each holder of record (as shown on the books of RG's transfer agent as of the Effective Date) of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of RG Common Stock (individually, a "Certificate" and collectively, the "Certificates") (a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (b) instructions for use in effecting the surrender of the Certificates for exchange. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the shares of RG Common Stock represented by such Certificates the number of shares of FMP Common Stock into which such shares of RG Common Stock are converted in the Merger and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the number of shares of FMP Common Stock into which such shares of RG Common Stock are converted in the Merger and any cash in lieu of fractional shares of FMP Common Stock as contemplated by Section 1.8 with respect to each of the shares of RG Common Stock represented thereby. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the FMP Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such FMP Common Stock for the account of the persons entitled thereto.

              1.6.3. Certificates surrendered for exchange by any Affiliate (as defined in Section 5.8.1) shall not be exchanged for certificates representing shares of FMP Common Stock until FMP has received the written agreements from such Affiliate as provided in Section 5.8.2.

         1.7. DIVIDENDS; TRANSFER TAXES. No dividends or other distributions that are declared or made on FMP Common Stock will be paid to persons entitled to receive certificates representing FMP Common Stock pursuant to this Agreement until such persons surrender their Certificates representing RG Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such FMP Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such FMP


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Common Stock in respect of a record date after the Effective Date. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any cash in lieu of fractional shares or any certificate representing FMP Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such FMP Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of RG Common Stock for any shares of FMP Common Stock or dividends thereon properly delivered to a public official pursuant to any applicable escheat laws.

         1.8. NO FRACTIONAL SHARES. No certificates or scrip representing less than one share of FMP Common Stock shall be issued upon the surrender for exchange of Certificates representing RG Common Stock pursuant to Section 1.5.2. In lieu of any such fractional share, each holder of RG Common Stock who would otherwise have been entitled to a fraction of a share of FMP Common Stock upon surrender of Certificates for exchange pursuant to Section 1.5.2 shall be paid upon such surrender cash (without interest) in an amount equal to such fractional interest multiplied by the product of the Exchange Rate and the average of the high and low trading prices of RG Common Stock for the five trading days prior to the Effective Date. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of RG in lieu of any fractional interests, FMP shall make available to the Exchange Agent, which shall in turn make available in accordance with this Agreement, such amounts to such former stockholders.

         1.9.   STOCK OPTIONS.

         1.9.1. Each option or warrant to purchase RG Common Stock issued pursuant to the Nonemployee Director Stock Plan, the Non-Employee Directors Stock Option Plan, and the 1993 Stock Option Plan of RG, or otherwise which is (a) set forth in the RG Disclosure Schedule (as hereinafter defined), and (b) outstanding as of the Effective Date (individually, an "RG Option" and, collectively, the "RG Options") shall be assumed by FMP and converted into an option or warrant (or a substitute option shall be granted) to purchase the number of shares of FMP Common Stock (rounded to the nearest whole share) equal to the number of shares of RG Common Stock subject to such RG Option multiplied by the Exchange Rate, at an exercise price per share of FMP Common Stock (rounded to the nearest penny) equal to the former exercise price per share of RG Common Stock under the RG Option immediately prior to the Effective Date divided by the Exchange Rate; provided, however, that in the case of any RG Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code and the regulations issued thereunder. Except as otherwise provided in the applicable plan or agreement granting the RG Options, the duration, vesting and other terms of each new option


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to purchase shares of FMP Common Stock shall be the same as the original RG
Option except that all references in the option agreement to RG shall be deemed to be references to FMP; and further provided, that those RG Options listed on
Exhibit 1.9.1 shall be deemed amended so that such exercise price per share is $4.00. FMP and RG agree to take such action as may be necessary to effectuate the foregoing provisions.

               1.9.2. As soon as practicable after the Effective Date, FMP shall deliver to each holder of an option to purchase FMP Common Stock a notice that accurately reflects the changes to such option contemplated by this Section 1.9.

         1.10. STOCKHOLDER APPROVAL. RG shall take all action reasonably necessary, in accordance with applicable law and its Articles of Incorporation and By-laws, to convene a special meeting of the holders of RG Common Stock (the "RG Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. Subject to Section 5.1, the Board of Directors of RG will recommend that holders of RG Common Stock vote to approve the Merger and to adopt this Agreement at the RG Meeting.

         1.11. CLOSING OF RG'S TRANSFER BOOKS. At the Effective Date, the stock transfer books of RG shall be closed and no transfer of shares of RG Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for FMP Common Stock and/or cash as provided in Sections 1.5, 1.6,
1.7 and 1.8.

         1.12. ASSISTANCE IN CONSUMMATION OF THE MERGER. Each of FMP, Merger Sub and RG shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as practicable in accordance with the terms and conditions of this Agreement. FMP shall cause Merger Sub to perform all of its obligations in connection with this Agreement.

         1.13. CLOSING. The closing of the transaction contemplated by this Agreement shall take place (a) at the offices of Snell & Wilmer, L.L.P., One Arizona Center, Phoenix, Arizona at 10:00 A.M. local time on the day which is not more than one business day after the day on which the last of the conditions set forth in Article 6 (other than those requiring an exchange of a certificate, opinion or other document, or the taking of other action, at the closing) is fulfilled or waived or (b) at such other time and place as FMP and RG shall agree in writing.

ARTICLE 2.     SURVIVING CORPORATION.

         2.1. ARTICLES OF INCORPORATION. The Amended and Restated Articles of Incorporation of RG attached hereto as Exhibit 2.1 shall be the Articles of Incorporation of the Surviving Corporation until duly amended by the stockholders of the Surviving Corporation subsequent to the Effective Date.


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         2.2.  BY-LAWS.  The By-laws of RG as in effect immediately prior to the
Effective Date shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law.

         2.3.  OFFICERS; BOARDS OF DIRECTORS.

               2.3.1. One of the directors of the Surviving Corporation shall be Robert Burg II, and the officers of RG immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

               2.3.2. FMP covenants and agrees that, from and after the Effective Date, until their respective successors are duly elected or appointed, the officers of FMP shall be Richard P. Johnston ("RPJ"), Chairman of the Board, Danny Edwards ("DE"), Vice Chairman of the Board, Christopher A. Johnston ("CAJ"), President, chief executive officer, Ronald L. Chalmers ("RC"), Executive Vice President, Robert Burg, II ("RB"), Executive Vice President, David E. Johnston ("DEJ"), Vice Chairman of the Board and Chief Operating Officer, and Kenneth J. Warren ("KJW"), Secretary, and the directors of FMP shall be DE, RB, RPJ, CAJ, RC, DEJ, KJW, Raymond J. Minella and James G. DeMello.

         2.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 92A.250 of the NGCL.

ARTICLE 3.     REPRESENTATIONS OF FMP.  FMP hereby represents and warrants to
               RG that:

         3.1.  FMP DISCLOSURE SCHEDULE

               3.1.1. The FMP Disclosure Schedule sets forth all of the information concerning FMP, its Subsidiaries and the FMP Shares required in this
Article 3. To the extent any statement in this Article 3 is untrue or omits to state a material fact necessary to make such statement not misleading, the FMP Disclosure Schedule sets forth the statements necessary to make the statements in this Article 3 true and not misleading. All information and statements set forth in the FMP Disclosure Schedule shall be deemed to supersede and correct the statements made in this Article 3 and to be additional representations and warranties of FMP. The FMP Disclosure Schedule sets forth all of the information and statements required in numbered sections bearing the number of the Section of this Agreement calling for such information and in the order of such numbers in this Agreement.

               3.1.2. FMP has delivered to RG complete and accurate copies of
(a) any written contract or other document referred to in the FMP Disclosure Schedule or herein and (b) the financial statements referred to in Section 3.8 of this Agreement.

               3.1.3. To the knowledge of FMP, neither the FMP Disclosure Schedule nor any financial statement, exhibit, certificate or other instrument or document concerning the FMP Shares or FMP delivered by or on behalf of FMP in connection with the transaction


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contemplated hereby contains any untrue statement of a material fact or omits to state a material fact required to be stated or necessary to make the statements herein or therein not misleading.

         3.2. OWNERSHIP OF SHARES. Each holder of FMP Shares and, to the knowledge of FMP, each holder of any right, option, warrant, security or agreement providing for the purchase, issuance or sale of any shares of capital stock of FMP is listed on the FMP Disclosure Schedule and is the lawful owner of the number of FMP Shares and other rights listed opposite the name of such holder on the FMP Disclosure Schedule.

         3.3. EXISTENCE AND GOOD STANDING OF FMP. FMP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted. FMP is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not reasonably be expected to have a material adverse effect on the consolidated business, financial condition or results of operations of FMP and its Subsidiaries (an "FMP Material Adverse Effect"). Each of FMP's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and corporate authority to own its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, an FMP Material Adverse Effect. Neither FMP nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which FMP or any FMP Subsidiary or any of their respective properties or assets is subject, except where such violation would not have, individually or in the aggregate, an FMP Material Adverse Effect. FMP and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such items or to take any such action would reasonably be expected to have an FMP Material Adverse Effect. The copies of FMP's and Merger Sub's certificate or articles of incorporation and bylaws previously delivered to RG are true and correct.

         3.4. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENT. Each of FMP and Merger Sub has the requisite corporate power and corporate authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transaction contemplated hereby by the holders of a majority of the outstanding FMP Shares, the consummation by FMP of the transaction contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of FMP, enforceable


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in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         3.5. CAPITAL STOCK. FMP has an authorized capitalization consisting of 3,000 shares of Common Stock, par value $.01 per share, of which 1,000 shares are issued and outstanding. On or immediately prior to the Effective Date, FMP will have authorized capitalization as set forth in Exhibit 1.3.1 of which no shares of FMP Common Stock or shares of Preferred Stock will be issued and outstanding, except pursuant to the provisions of Sections 1.3.1 and 1.5.1(b). FMP has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of FMP on any matter. All such outstanding shares have been and will be duly authorized and validly issued and are and will be fully paid and non-assessable. There are, and at the Effective Date, there will be no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, convertible securities, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of FMP by or to FMP, other than as contemplated by this Agreement.

         3.6. SUBSIDIARIES. FMP owns each of the outstanding shares of capital stock of each of FMP's Subsidiaries. Each of the outstanding shares of capital stock of each of FMP's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned by FMP free and clear of all liens, pledges, security interests, claims or other encumbrances. The FMP Disclosure Schedule sets forth with respect to each FMP Subsidiary (a) its name and jurisdiction of incorporation, (b) its authorized capital stock, and (c) the number of issued and outstanding shares of capital stock. Except for interests in the FMP Subsidiaries, neither FMP nor any FMP Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, limited liability company, business, trust or entity.

         3.7. NO VIOLATIONS. The execution and delivery of this Agreement by FMP and the consummation of the transaction contemplated hereby (a) will not violate any provision of the certificate of incorporation or by-laws of FMP or its Subsidiaries, (b) will not violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of FMP or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which FMP or any of its Subsidiaries is a party, or by which FMP or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, an FMP Material Adverse Effect; (c) will not violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to FMP or any of its Subsidiaries or any of their respective properties or assets, except for violations which would not reasonably be expected to have, individually or in the aggregate, an FMP Material Adverse Effect, or (d) other than the filings provided for in Section 1, filings under the Securities Exchange Act of 1934 (the


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"Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act")
or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), will not require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would reasonably be expected to have, individually or in the aggregate, an FMP Material Adverse Effect.

         3.8.  FINANCIAL STATEMENTS.

               3.8.1. FMP has furnished RG with (a) consolidated balance sheets of FMP and its Subsidiaries (the "FMP Balance Sheet") as of May 30, 1996 and February 28, 1997 (the February 28, 1997 date hereinafter referred to as the "FMP Balance Sheet Date"), and (b) FMP's related consolidated statements of operations, net assets and, stockholders' equity and cash flows for year ended May 30, 1996 and for the nine months ended February 28, 1997. Such consolidated financial statements (the "FMP Financial Statements"), present fairly, in all material respects the consolidated financial position of FMP and its Subsidiaries as of May 30, 1996 and February 28, 1997, and the consolidated results of their operations and their cash flows for such fiscal periods, in conformity with generally accepted accounting principles ("GAAP"). Except as and to the extent set forth on the FMP Balance Sheet, neither FMP nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of FMP, prepared in accordance with GAAP, except liabilities arising in the ordinary course of business since such date.

               3.8.2. The accounts and notes receivable reflected on the FMP Financial Statements as of the FMP Balance Sheet Date or acquired thereafter by FMP or its Subsidiaries arose in the ordinary course of business from bona fide transactions. None of such accounts or notes receivable reflects work-in-progress or goods not yet delivered. Such accounts and notes receivable are the enforceable obligations of the obligors thereof and are neither subject to any offset or counter-claim by such obligors nor any encumbrance other than immaterial encumbrances.

               3.8.3. The inventory reflected on the FMP Financial Statements as of the FMP Balance Sheet Date or acquired or manufactured since the FMP Balance Sheet Date consists entirely of items saleable at regular prices or usable in the ordinary course of business of FMP and its Subsidiaries, except for an immaterial quantity of defective or obsolete items that have been written off in the ordinary course of business since the FMP Balance Sheet Date in a manner consistent with GAAP applied on a consistent basis. There are no encumbrances on such inventory other than immaterial encumbrances.

         3.9. LITIGATION. There is no action, suit or proceeding pending against FMP or the FMP Subsidiaries, or, to the knowledge of FMP, overtly threatened against FMP or its Subsidiaries or any of their respective properties or assets, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality which would reasonably be


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expected to have, individually or in the aggregate, an FMP Material Adverse
Effect, or would prevent or delay the consummation of the transaction contemplated by this Agreement. Neither FMP nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an FMP Material Adverse Effect or would prevent or delay the consummation of the transaction contemplated hereby.

         3.10. ABSENCE OF CERTAIN CHANGES. Since the FMP Balance Sheet Date, each of FMP and its Subsidiaries has conducted its business only in the ordinary course of such business and there has not been (a) any event or changes with respect to FMP and its Subsidiaries having, individually or in the aggregate, an FMP Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, or (c) any material change in its accounting principles, practices or methods.

         3.11. TAX MATTERS.

               3.11.1. For all periods ended prior to the date of this Agreement, each of FMP and its Subsidiaries (a) has timely filed or caused to be filed all federal, state, local and foreign tax returns, declarations and reports which are required to be filed by, or with respect to, any of them (taking into account all applicable extensions), (b) has paid or accrued all taxes, including interest, penalties and additions to tax, if any, shown to be due and payable on all such returns, and (c) has, for purposes of preparing and issuing all annual and quarterly income statements and balance sheets, adequately accrued or otherwise provided for the payment of additional federal, state or local taxes which were not reported on the applicable returns or reports as required under GAAP.

               3.11.2. Each of FMP and its Subsidiaries has timely and properly accrued or paid in all material respects all taxes for all periods subsequent to the periods covered by returns filed for periods ended prior to the date of this Agreement.

               3.11.3. Complete and accurate copies of all FMP federal, state and local income tax returns have been made available to RG.

               3.11.4. With respect to federal income taxes, the statute of limitations has not expired for FMP for any year. There are no federal, state or local audits of FMP currently ongoing and there are no current cases filed relating to the determination of the amount of taxes due from FMP and/or its Subsidiaries. To the extent FMP has notified RG of any such audits or cases, complete and accurate copies of all relevant communications and filings have been made available to RG (including, but not limited to, Forms 5701, Revenue Agent's Reports, 30-Day- Letters, 90-Day-Letters and any petition, complaint or claim made in any court having jurisdiction and all documents relating to any case currently before any such court). Neither FMP nor any of its Subsidiaries has granted a power-of-attorney relating to tax matters to any person. All final adjustments made by the Internal Revenue Service ("IRS") with respect to any federal tax return of FMP or its Subsidiaries have been reported for state and local income tax purposes to the relevant state or local taxing authorities.

               3.11.5. No requests for ruling or determination letters relating to federal, state or local income taxes paid or payable by FMP or any of its Subsidiaries are pending with any taxing authority.

               3.11.6. (a) Neither FMP nor any FMP Subsidiary has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by FMP or its Subsidiaries or required by law, (b) FMP has no knowledge that the IRS has proposed or purported to require any such adjustment or change in accounting method and (c) FMP has no knowledge or belief that any such adjustment under Section 481(a) of the Code will be required of FMP or its Subsidiaries upon the completion of, or by reason of, the transaction contemplated by this Agreement.

               3.11.7. (a) There are no deferred intercompany transactions between FMP and/or any of its Subsidiaries which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement, and (b) there are no other transactions or facts existing with respect to FMP and/or its Subsidiaries which by reason of the consummation of the transaction contemplated by this Agreement will result in FMP and/or its Subsidiaries recognizing income.

               3.11.8.  FMP is not a foreign person within the meaning of
Section 1445 of the Code and FMP does not conduct operations which would require it to report or pay income tax to any foreign taxing authority.

               3.11.9. There are no tax liens on any of the assets or property of FMP or its Subsidiaries.

               3.11.10. There are no contracts, agreements or plans entered into by FMP or its Subsidiaries covering any person that individually or collectively would require FMP or any of its Subsidiaries to make any payments of any amount which would not be deductible by reason of the provisions of
Section 162(m) or Section 280G of the Code.

               3.11.11. Neither FMP nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by it.

         3.12. CERTAIN EMPLOYEE PLANS.

               3.12.1. (a) "Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any fringe benefit plan, any equity compensation plan or arrangement (including without limitation, stock option, restricted stock and stock purchase plans), any plan, policy or arrangement for the provision of executive compensation, incentive benefits, bonuses or severance benefits, any employment contract, collective bargaining agreement, deferred compensation agreement, Code section 125 cafeteria plan or split dollar arrangement, any participation or similar agreement with a multi-employer pension fund, or any other plan, policy, arrangement or scheme for the provision or funding of employee benefits with respect to which an FMP or RG Controlled Group Member in the past or present, directly or indirectly maintained or maintains, sponsored or sponsors, or had or has any liability or obligation.

                  (b) "FMP Controlled Group Member" means FMP and each other person or entity required to be aggregated with FMP under Code section 414(b),
(c), (m) or (o).

                  (c) "RG Controlled Group Member" means RG and each other person or entity required to be aggregated with RG under Code section 414(b),
(c), (m) or (o).

               3.12.2. Each Benefit Plan maintained by any FMP Controlled Group Member (the "FMP Benefit Plans") complies with, and has been administered in accordance with, in all material respects, all applicable requirements of law, except for instances of non-compliance that would not reasonably be expected to have caused, individually or in the aggregate, an FMP Material Adverse Effect. The FMP Benefit Plans are listed in the FMP Disclosure Schedule and copies or descriptions of all material Plans have previously been provided to RG.

               3.12.3. With respect to each FMP Benefit Plan intended to qualify under Section 401(a) of the Code, (a) a favorable determination letter has been issued by the IRS with respect to the qualification of each FMP Benefit Plan, and (b) no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA) or termination has occurred under circumstances which present a risk of material liability by any FMP Controlled Group Member to any governmental entity or other person, including an FMP Benefit Plan. Each FMP Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or
Section 412 of the Code has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such FMP Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived. No FMP Controlled Group Member directly or indirectly contributes to, has an obligation to contribute to or has liability with respect to, and has not directly or indirectly maintained, sponsored, contributed to or had an obligation to contribute to at any time within the 10 year period ending on the date of the Closing, any employee benefit plan which is a multi-employer plan subject to the requirements of Subtitle E of Title IV of ERISA.

               3.12.4. Except as required by Code Section 4980(b) or 162 or
Part 6 of Title I of ERISA, no FMP Controlled Group Member provides any health, welfare or life insurance benefits to any of their former or retired employees, which benefits would be material either individually or in the aggregate to FMP.

         3.13. LABOR MATTERS.

               3.13.1. Neither FMP nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of FMP, overtly threatened against FMP or its Subsidiaries relating to their business, except for any such proceeding which would not reasonably be expected to have, individually or in the aggregate, an FMP Material Adverse Effect. To the knowledge of FMP, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or overtly threatened involving employees of FMP or any of its Subsidiaries.

               3.13.2. FMP has delivered to RG copies of all material employment agreements, consulting agreements, severance agreements, bonus and incentive plans, profit-sharing plans and other agreements, plans or arrangements with respect to compensation of the employees of FMP and its Subsidiaries (the "FMP Compensation Arrangements"). The Merger will not accelerate or otherwise give rise to payments pursuant to the FMP Compensation Arrangements.

         3.14. ENVIRONMENTAL LAWS AND REGULATIONS.

               3.14.1. FMP and each of its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (collectively, "Environmental Laws") which compliance includes, but is not limited to, the possession by FMP and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance that would not reasonably be expected to have, individually or in the aggregate, an FMP Material Adverse Effect. Neither FMP nor any of its Subsidiaries has received written notice of, or, to the knowledge of FMP, is the subject of, or to the knowledge of FMP is there any basis for, any action, cause of action, claim, investigation, demand or notice, including without limitation, non-compliance orders, warning letters, notices of violation, by any person or entity alleging liability under or non-compliance with any Environmental Law (an "FMP Environmental Claim") that would reasonably be expected to have, individually or in the aggregate, an FMP Material Adverse Effect. To the knowledge of FMP there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

               3.14.2. There are no FMP Environmental Claims, which would reasonably be expected to have, individually or in the aggregate, an FMP Material Adverse Effect, that are pending or, to the knowledge of FMP, overtly threatened against FMP or any of its Subsidiaries or, to the knowledge of FMP, against any person or entity whose liability for any FMP Environmental Claim FMP or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

               3.14.3. Neither FMP nor any FMP Subsidiary (a) has handled or discharged, nor has it allowed or arranged for any third party to handle or discharge, any hazardous substances to, at or upon: (i) any location other than a site lawfully permitted to receive such hazardous substances, (ii) any parcel of real property owned or leased by FMP or any FMP Subsidiary, except in compliance with applicable Environmental Laws; (iii) any site which, pursuant to CERCLA or any similar state law (x) has been placed on the National Priorities List or its state equivalent, or (y) the Environmental Protection Agency or the relevant state agency has notified FMP that it has proposed or is proposing to place on the National Priorities List or its state equivalent; or (b) has any knowledge that there has occurred or is presently occurring a discharge, or threatened discharge, of any hazardous substance on, into or beneath the surface of, or adjacent to, any real property owned or leased by FMP or any FMP Subsidiary.

               3.14.4. The FMP Disclosure Schedule identifies (a) all environmental audits, assessments, or occupational health studies undertaken by FMP or its agents on its behalf, or, to the knowledge of FMP, undertaken by any governmental authority, or any third party, relating to or affecting any real property owned or leased by FMP or any FMP Subsidiary; (b) the results of any ground, water, soil, air or asbestos monitoring undertaken by FMP or its agents on its behalf, or, to the knowledge of FMP, undertaken by any governmental authority or any third party, relating to or affecting any real property owned or leased by FMP or any FMP Subsidiary; (c) all material written communications between FMP and any governmental authority arising under or related to Environmental Laws; and (d) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings or decrees relating to or affecting any real property owned or leased by FMP or any FMP Subsidiary.

         3.15. REAL PROPERTY.

               3.15.1. FMP has delivered to RG either copies or fair and accurate summaries (the "FMP Property Documents") of each of its leases, subleases, licenses, deeds or other agreements or instruments (and any amendments thereto) under which FMP or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, any real property (the "FMP Real Estate Agreements"). Each FMP Real Estate Agreement is valid, binding and in full force and effect, all rent and other sums and charges payable by FMP and its Subsidiaries as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of FMP or any such Subsidiary or, to the knowledge of FMP, as to a landlord, exists under any FMP Real Estate Agreement, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, an FMP Material Adverse Effect. The information contained in the FMP Property Documents is true and correct in all material respects.

               3.15.2. Since the FMP Balance Sheet Date, no portion of the real property subject to the FMP Real Estate Agreements has suffered any material damage by fire or other casualty which has not heretofore been substantially repaired or restored.

               3.15.3. Except for any of the following matters which would not reasonably be expected to have, individually or in the aggregate, an FMP Material Adverse Effect:

                       (a) FMP has not granted, and to the best of FMP's knowledge, no other person has granted, any leases, subleases, licenses or other agreements granting to any person other than FMP any right to possession, use, occupancy or enjoyment of the property covered by the FMP Real Estate Agreements, or any portion thereof, and

                       (b) FMP is not obligated under any option, right of first refusal or any contractual right to purchase, acquire, sell or dispose of any real property covered by the FMP Real Estate Agreements.

               3.15.4. None of the FMP Real Estate Agreements contains continuous operating covenants, radius restrictions or provisions requiring the consent of the landlord to the Merger or the assumption of FMP's obligations under the FMP Real Estate Agreements in the manner contemplated by this Agreement, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, an FMP Material Adverse Effect.

         3.16. INSURANCE. FMP and its Subsidiaries maintain with respect to their operations and their assets, in full force and effect, policies of insurance in the ordinary course of business as is usual and customary for businesses similarly situated to FMP. FMP has provided RG copies of claims associated with its operations and the operations of its Subsidiaries since their incorporation.

         3.17. INTELLECTUAL PROPERTY. Every material trade secret, including know-how, inventions, designs and processes, patent, patent right, trademark, trademark right, service mark, trade name or copyright, or application thereof, and licenses and rights with respect to the foregoing, used in connection with the business of FMP and its Subsidiaries, including the "frequency matched" technology (the "FMP Intellectual Property"), is protected by FMP in a manner which, under the circumstances, is prudent and commercially reasonable, and owned by FMP or its Subsidiaries free and clear of any liens, encumbrances, claims or restrictions whatsoever which would have an FMP Material Adverse Effect, direct or indirect, and, to the knowledge of FMP, the FMP Intellectual Property does not infringe upon the rights of any person. Neither FMP nor any of its Subsidiaries has granted to any other person the right to use the FMP Intellectual Property, or any part thereof. FMP is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, patent rights, trademark, trademark rights, trade name, trade name rights, copyright or other intangible assets, with respect to the use thereof or in connection with the conduct of its business or otherwise.

         3.18. CERTAIN CONTRACTS. FMP has delivered copies of each material contract to which FMP or any of its Subsidiaries is a party, or by which any of their respective properties or assets is bound. FMP and its Subsidiaries are in compliance in all material respects with all material terms of such contracts.

         3.19. NO BROKERS. Neither FMP nor any FMP Subsidiary has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of FMP or RG or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby.

         3.20. CONFLICTS OF INTEREST. No shareholder, officer, or director, or, to the knowledge of FMP, no employee or consultant of FMP or any FMP Subsidiary, or any affiliate of such person has any direct or indirect interest (a) in any corporation, partnership, proprietorship, association, or other person or entity which does business with FMP or any FMP Subsidiary, (b) in any property, asset or right which is used by FMP or any FMP Subsidiary in the conduct of its business, or (c) in any contract to which FMP is a party or by which FMP or any FMP Subsidiary may be bound.

         3.21. PERSONAL PROPERTY. FMP owns all of its material personal property, including, without limitation, the material personal property reflected in the FMP Balance Sheet, except for personal property disposed of in the ordinary course of business since the FMP Balance Sheet Date, subject to no mortgage, pledge, lien, charge, security interest, encumbrance or restriction, except those which are shown and described in the FMP Balance Sheet or the notes thereto. All personal properties purported to be leased by FMP are subject to valid and effective leases.

         3.22. DISCLOSURE. Neither FMP nor any FMP Subsidiary has knowingly withheld from RG any material facts relating to FMP's and any FMP Subsidiary's assets, business, operations, financial conditions, or prospects. No representation or warranty in this Agreement contains any untrue statement of a material fact required to make the statements herein contained not misleading or omits to state any material fact required to be stated herein or necessary to make the statements herein not misleading.

         3.23. STATUS AS REORGANIZATION.

               3.23.1 FMP has no plan or intent to:

                      (a)   Liquidate RG;

                      (b)  Merge RG with or into another corporation;

                      (c) Sell or otherwise dispose of the stock of RG except for transfers of stock to corporations "controlled" (within the meaning of Section 368(c) of the Code) by FMP;

                      (d) Reacquire any of its stock issued in connection with the Merger;

                      (e) Cause RG to issue additional shares of stock of RG that would result in FMP losing "control" (within the meaning of Section 368(c) of the Code) of RG;

                      (f) Cause RG to sell or otherwise dispose of any of its assets or any assets of Merger Sub acquired in the Merger except for dispositions made in the ordinary course of business or transfers described in
Section 368 (a)(2)(C) of the Code; or

                      (g) Take any other action that might otherwise cause the Merger not to be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

               3.23.2. FMP and any of the major stockholders of FMP do not own, nor have they owned during the past five years, any shares of stock of RG.

               3.23.3. Neither FMP nor Merger Sub is an "investment company" (within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code);

               3.23.4. Merger Sub is being formed solely for the purpose of merging with and into RG and, as of the Effective Date, will not have had any existing operation, assets or liabilities (other than liabilities for franchise taxes, if applicable, and liabilities under this Agreement); and

               3.23.5. FMP will, as of the Effective Date, own all of the stock of Merger Sub.

ARTICLE 4. REPRESENTATIONS OF RG. RG hereby represents and warrants to FMP that:

         4.1.  RG DISCLOSURE SCHEDULE.

               4.1.1. The RG Disclosure Schedule sets forth all of the information concerning RG and its Subsidiaries and the RG Shares required in this Article 4. To the extent any statement in this Article 4 is untrue or omits to state a material fact necessary to make such statement not misleading, the RG Disclosure Schedule sets forth the statements necessary to make the statements in this Article 4 true and not misleading. All information and statements set forth in the RG Disclosure Schedule shall be deemed to supersede and correct the statements made in this Article 4 and to be additional representations and warranties of RG. The RG Disclosure Schedule sets forth all of the information and statements required in numbered sections bearing the number of the Section of this Agreement calling for such information and in the order of such numbers in this Agreement.

               4.1.2. RG has delivered to FMP complete and accurate copies of
(a) any written contract or other document referred to in the RG Disclosure Schedule or herein and (b) the RG Reports referred to in Section 4.7 of this Agreement.

               4.1.3. To the knowledge of RG, neither the RG Disclosure Schedule nor any financial statement, exhibit, certificate or other instrument or document concerning the RG Shares or RG delivered by or on behalf of RG in connection with the transaction contemplated hereby contains any untrue statement of a material fact or omits to state a material fact required to be stated or necessary to make the statements herein or therein not misleading.

         4.2. EXISTENCE AND GOOD STANDING OF RG. RG is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted. RG is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not reasonably be expected to have a material adverse effect on the consolidated business, financial condition or results of operations of RG and its Subsidiaries (an "RG Material Adverse Effect"). Each RG Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and corporate authority to own its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, an RG Material Adverse Effect. Neither RG nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which RG or any of its Subsidiaries or any of their respective properties or assets is subject, except where such violation would not have, individually or in the aggregate, an RG Material Adverse Effect. RG and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such items or to take any such action would reasonably be expected to have an RG Material Adverse Effect. The copies of RG's articles of incorporation and by-laws previously delivered to FMP are true and correct.

         4.3. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENT. RG has the requisite corporate power and corporate authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transaction contemplated hereby by the holders of a majority of the outstanding RG Shares, the consummation by RG of the transaction contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of RG, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         4.4. CAPITAL STOCK. The authorized capital stock of RG consists of 15,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $.001 per share. As of March 14, 1997, there were 2,740,928 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Since such date, no additional shares of capital stock of RG have been issued. RG has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of RG on any matter. All such issued and outstanding RG Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement or the RG Option Plans, there are not at the date of this Agreement any outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, convertible securities, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any of the shares of the capital stock of RG by or to RG. As of December 31, 1996, 674,839 RG Shares were reserved for issuance and are issuable upon or otherwise deliverable in connection with the exercise of outstanding options; since that date, no options have been granted under the RG Option Plans or otherwise and no new option plans have been authorized or adopted.

         4.5. SUBSIDIARIES. RG owns all of the outstanding shares of capital stock of each of the RG Subsidiaries. All of the outstanding shares of capital stock of the RG Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned by RG free and clear of all liens, pledges, security interests, claims or other encumbrances. The RG Disclosure Schedule sets forth with respect to each RG Subsidiary (a) its name and jurisdiction of incorporation, (b) its authorized capital stock, and (c) the number of issued and outstanding shares of capital stock. Except for interests in the RG Subsidiaries, neither RG nor any RG Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, limited liability company, business, trust or entity.

         4.6. NO VIOLATIONS. The execution and delivery of this Agreement by RG and the consummation of the transaction contemplated hereby (a) will not violate any provision of the articles of incorporation or by-laws of RG or the RG Subsidiaries, (b) will not violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of RG or its

Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which RG or the RG Subsidiaries is a party, or by which RG or the RG Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, an RG Material Adverse Effect; (c) will not violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to RG or the RG Subsidiaries or any of their properties or assets, except for violations which would not reasonably be expected to have, individually or in the aggregate, an RG Material Adverse Effect, or (d) other than the Regulatory Filings, will not require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would reasonably be expected to have, individually or in the aggregate, an RG Material Adverse Effect.

         4.7. SEC DOCUMENTS.

              4.7.1. RG has furnished FMP each registration statement, report, proxy statement or information statement, including all exhibits thereto, prepared by it since September 23, 1993, including, without limitation, (a) its Annual Report on Form 10-K for its fiscal year ended December 31, 1996 (the "RG Balance Sheet Date"), which includes the consolidated balance sheet for RG as of such date (the "RG Balance Sheet") and (b) its proxy statement for its annual meeting of stockholders held on May 7, 1996, each of (a) and (b) in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") and the items in (a) and (b), the "RG Reports". As of their respective dates, the RG Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein)
(i) were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, and the respective rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The 1996 and 1995 consolidated financial statements of RG included in or incorporated by reference into the RG Reports (including the related notes and schedules) present fairly, in all material respects, the consolidated financial position of RG at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for the years then ended of RG in conformity with GAAP consistently applied during the periods involved. Except as and to the extent set forth on the RG Balance Sheet, including all notes thereto, or as set forth in the RG Reports, RG has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of RG or in the notes thereto, prepared in accordance with GAAP consistently applied, except liabilities arising in the ordinary course of business since such date.

              4.7.2. The accounts and notes receivable reflected on the RG Balance Sheet as of the RG Balance Sheet Date or acquired thereafter by RG or its Subsidiaries arose in the ordinary course of business from bona fide transactions. None of such accounts or notes receivable reflects work-in-progress or goods not yet delivered. Such accounts and notes receivable are the enforceable obligations of the obligors thereof and are neither subject to any offset nor counterclaim by such obligors nor any encumbrance other than immaterial encumbrances.

               4.7.3. The inventory reflected on the RG Balance Sheet as of the RG Balance Sheet Date or acquired or manufactured since the RG Balance Sheet Date consists entirely of items saleable at regular prices or usable in the ordinary course of business of RG and its Subsidiaries, except for an immaterial quantity of defective or obsolete items that have been written off in the ordinary course of business since the RG Balance Sheet Date in a manner consistent with GAAP applied on a consistent basis. There are no encumbrances on such inventory other than immaterial encumbrances.

         4.8. LITIGATION. There is no action, suit or proceeding pending against RG or the RG Subsidiaries, or, to the knowledge of RG, overtly threatened against RG or the RG Subsidiaries or any of their properties or assets, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality which would reasonably be expected to have, individually or in the aggregate, an RG Material Adverse Effect, or would prevent or delay the consummation of the transaction contemplated by this Agreement. Neither RG nor any of the RG Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an RG Material Adverse Effect or would prevent or delay the consummation of the transaction contemplated hereby.

         4.9. ABSENCE OF CERTAIN CHANGES. Since the RG Balance Sheet Date, each of RG and the RG Subsidiaries has conducted its business only in the ordinary course of such business and there has not been (a) any event or changes with respect to RG and the RG Subsidiaries having, individually or in the aggregate, an RG Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, or (c) any material change in its accounting principles, practices or methods.

         4.10. TAX MATTERS.

               4.10.1. For all periods ended prior to the date of this Agreement, each of RG and the RG Subsidiaries (a) has timely filed or caused to be filed all federal, state, local and foreign tax returns, declarations and reports which are required to be filed by, or with respect to, any of them (taking into account all applicable extensions), (b) has paid or accrued all taxes, including interest, penalties and additions to tax, if any, shown to be due and payable on all such returns, and (c) has, for purposes of preparing and issuing all annual and quarterly income statements and balance sheets, adequately accrued or otherwise provided for the payment of additional federal, state or local taxes which were not reported on the applicable returns or reports as required under GAAP.

               4.10.2. Each of RG and its Subsidiaries has timely and properly accrued or paid in all material respects all taxes for all periods subsequent to the periods covered by returns filed for periods ended prior to the date of this Agreement.

               4.10.3. Complete and accurate copies of all RG federal, state and local income tax returns have been made available to FMP.

               4.10.4. With respect to federal income taxes, the statute of limitations has expired for RG for all years ended on or prior to September 21, 1993. There are no federal, state or local audits of RG currently ongoing and there are no current cases filed relating to the determination of the amount of taxes due from RG and/or its Subsidiaries. To the extent RG has notified FMG of any such audits or cases, complete and accurate copies of all relevant communications and filings have been made available to FMP (including, but not limited to, Forms 5701, Revenue Agent's Reports, 30-Day-Letters, 90-Day-Letters and any petition, complaint or claim made in any court having jurisdiction and all documents relating to any case currently before any such court). Neither RG nor any of its Subsidiaries has granted a power-of-attorney relating to tax matters to any person. All final adjustments made by the IRS with respect to any federal tax return of RG or its Subsidiaries have been reported for state and local income tax purposes to the relevant state or local taxing authorities.

               4.10.5. No requests for ruling or determination letters relating to federal, state or local income taxes paid or payable by RG or its Subsidiaries are pending with any taxing authority.

               4.10.6. (a) Neither RG nor any RG Subsidiary has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by RG or its Subsidiaries or required by law, (b) RG has no knowledge that the IRS has proposed or purported to require any such adjustment or change in accounting method and (c) RG has no knowledge or belief that any such adjustment under Section 481(a) of the Code will be required of RG or its Subsidiaries upon the completion of, or by reason of, the transaction contemplated by this Agreement.

               4.10.7. (a) There are no deferred intercompany transactions between RG and its Subsidiaries or between its Subsidiaries which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement, and (b) there are no other transactions or facts existing with respect to RG and/or its Subsidiaries which by reason of the consummation of the transaction contemplated by this Agreement will result in RG and/or its Subsidiaries recognizing income.

               4.10.8. RG is not a foreign person within the meaning of Section 1445 of the Code and RG does not conduct operations which would require it to report or pay income tax to any foreign taxing authority.

               4.10.9. There are no tax liens on any of the assets or property of RG or its Subsidiaries.

               4.10.10. There are no contracts, agreements or plans entered into by RG or its Subsidiaries covering any person that individually or collectively would require RG or its Subsidiaries to make any payments of any amount which would not be deductible by reason of the provisions of Section 162(m) or Section 280G of the Code.

               4.10.11. Neither RG nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by it.

         4.11. CERTAIN EMPLOYEE PLANS.

               4.11.1. Each Benefit Plan maintained by any RG Controlled Group Member (the "RG Benefit Plans") complies with, and has been administered in accordance with, in all material respects, all applicable requirements of law, except for instances of non-compliance that would not reasonably be expected to have caused, individually or in the aggregate, an RG Material Adverse Effect. The RG Benefit Plans are listed in the RG Disclosure Schedule and copies or descriptions of all material Plans have previously been provided to FMP.

               4.11.2. With respect to each RG Benefit Plan intended to qualify under Section 401(a) of the Code, (a) a favorable determination letter has been issued by the IRS with respect to the qualification of each RG Benefit Plan and
(b) no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA) or termination has occurred under circumstances which present a risk of material liability by any RG Controlled Group Member to any governmental entity or other person, including an RG Benefit Plan. Each RG Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such RG Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived. No RG Controlled Group Member directly or indirectly contributes to, has an obligation to contribute to or has liability with respect to, and has not directly or indirectly maintained, sponsored, contributed to or had an obligation to contribute to at any time within the 10 year period ending on the date of the Closing, any employee benefit plan which is a multi-employer plan subject to the requirements of Subtitle E of Title IV of ERISA.

               4.11.3. Except as required by Code section 4980(b) or 162 or Part 6 of Title I of ERISA, no RG Controlled Group Member provides any health, welfare or life insurance benefits to any of its former or retired employees, which benefits would be material either individually or in the aggregate to RG.

         4.12. LABOR MATTERS.

               4.12.1. Neither RG nor any RG Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of RG, overtly threatened against RG or the RG Subsidiaries relating to their business, except for any such proceeding which would not reasonably be expected to have, individually or in the aggregate, an RG Material Adverse Effect. To the knowledge of RG, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or overtly threatened involving employees of RG or the RG Subsidiaries.

               4.12.2. RG has delivered to FMP copies of all material employment agreements, consulting agreements, severance agreements, bonus and incentive plans, profit-sharing plans and other agreements, plans or arrangements with respect to compensation of the employees of RG and the RG Subsidiaries (the "RG Compensation Arrangements"). The Merger will not accelerate or otherwise give rise to payments pursuant to the RG Compensation Arrangements.

         4.13. ENVIRONMENTAL LAWS AND REGULATIONS.

               4.13.1. Each of RG and the RG Subsidiaries is in compliance in all material respects with all applicable Environmental Laws which compliance includes, but is not limited to, the possession by RG and the RG Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance that would not reasonably be expected to have, individually or in the aggregate, an RG Material Adverse Effect. Neither RG nor any RG Subsidiary has received written notice of, or, to the knowledge of RG, is the subject of, or to the knowledge of RG is there any basis for, any action, cause of action, claim, investigation, demand or notice, including without limitation, non-compliance orders, warning letters or notices of violation, by any person or entity alleging liability under or non-compliance with any Environmental Law (an "RG Environmental Claim") that would reasonably be expected to have, individually or in the aggregate, an RG Material Adverse Effect. To the knowledge of RG there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

               4.13.2. There are no RG Environmental Claims which would reasonably be expected to have, individually or in the aggregate, an RG Material Adverse Effect that are pending or, to the knowledge of RG, overtly threatened against RG or the RG Subsidiaries or, to the knowledge of RG, against any person or entity whose liability for any RG Environmental Claim RG or any RG Subsidiary has or may have retained or assumed either contractually or by operation of law.

               4.13.3. Neither RG nor any RG Subsidiary (a) has handled or discharged, nor has it allowed or arranged for any third party to handle or discharge, any hazardous substances to, at or upon: (i) any location other than a site lawfully permitted to receive such hazardous substances, (ii) any parcel of real property owned or leased by RG or the RG Subsidiaries, except in compliance with applicable Environmental Laws; (iii) any site which, pursuant to CERCLA or any similar state law (x) has been placed on the National Priorities List or its state equivalent, or (y) the Environmental Protection Agency or the relevant state agency has notified RG that it has proposed or is proposing to place on the National Priorities List or its state equivalent; or (b) has any knowledge that there has occurred or is presently occurring a discharge, or threatened discharge, of any hazardous substance on, into or beneath the surface of, or adjacent to, any real property owned or leased by RG or the RG Subsidiaries.

               4.13.4. The RG Disclosure Schedule identifies (a) all environmental audits, assessments, or occupational health studies undertaken by RG or its agents on its behalf, or, to the knowledge of RG, undertaken by any governmental authority, or any third party, relating to or affecting any real property owned or leased by RG or the RG Subsidiaries; (b) the results of any ground, water, soil, air or asbestos monitoring undertaken by RG or its agents on its behalf, or, to the knowledge of RG, undertaken by any governmental authority or any third party, relating to or affecting any real property owned or leased by RG or the RG Subsidiaries; (c) all material written communications between RG and any governmental authority arising under or related to Environmental Laws; and (d) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings or decrees relating to or affecting any real property owned or leased by RG or the RG Subsidiaries.

         4.14. REAL PROPERTY.

               4.14.1. RG has delivered to FMP either copies or fair and accurate summaries (the "RG Property Documents") of each of its leases, subleases, licenses, deeds or other agreements or instruments (and any amendments thereto) under which RG or any RG Subsidiary owns, uses or occupies or has the right to use or occupy, now or in the future, any real property (the "RG Real Estate Agreements"). Each RG Real Estate Agreement is valid, binding and in full force and effect, all rent and other sums and charges payable by RG and any RG Subsidiary as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of RG or any RG Subsidiary or, to the knowledge of RG, as to a landlord, exists under any RG Real Estate Agreement, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, an RG Material Adverse Effect. The information contained in the RG Property Documents is true and correct in all material respects.

               4.14.2. Since the RG Balance Sheet Date, no portion of the real property subject to the RG Real Estate Agreements has suffered any material damage by fire or other casualty which has not heretofore been substantially repaired or restored.

               4.14.3. Except for any of the following matters which would not reasonably be expected to have, individually or in the aggregate, an RG Material Adverse Effect:

                       (a) RG has not granted, and to the best of RG's knowledge, no other person has granted, any leases, subleases, licenses or other agreements granting to any person other than RG any right to possession, use, occupancy or enjoyment of the property covered by the RG Real Estate Agreements, or any portion thereof, and

                       (b) RG is not obligated under any option, right of first refusal or any contractual right to purchase, acquire, sell or dispose of any real property covered by the RG Real Estate Agreements.

               4.14.4. None of the RG Real Estate Agreements contains continuous operating covenants, radius restrictions or provisions requiring the consent of the landlord to the Merger or the assumption of RG's obligations under the RG Real Estate Agreements in the manner contemplated by this Agreement, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, an RG Material Adverse Effect.

         4.15. INSURANCE. RG and the RG Subsidiaries maintain with respect to their operations and their assets, in full force and effect, policies of insurance in the ordinary course of business as is usual and customary for businesses similarly situated to RG. RG has provided FMP copies of claims associated with its operations for the past 18 months.

         4.16. INTELLECTUAL PROPERTY. Every material trade secret, including know-how, inventions, designs and processes, patent, patent right, trademark, trademark right, service mark, trade name or copyright, or application thereof, and licenses and rights with respect to the foregoing, used in connection with the business of RG and the RG Subsidiaries, including the "grip manufacturing" technology (the "RG Intellectual Property"), is protected by RG in a manner which, under the circumstances, is prudent and commercially reasonable and owned by RG or its Subsidiaries free and clear of any liens, encumbrances, claims or restrictions whatsoever which would have an RG Material Adverse Effect, direct or indirect, and, to the knowledge of RG, the RG Intellectual Property does not infringe upon the rights of any person. Neither RG nor any RG Subsidiary has granted to any other person the right to use the RG Intellectual Property, or any part thereof. RG is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, patent rights, trademark, trademark rights, trade name, trade name rights, copyright or other intangible assets, with respect to the use thereof or in connection with the conduct of its business or otherwise.

         4.17. CERTAIN CONTRACTS. RG has delivered copies of each material contract to which RG or any RG Subsidiary is a party, or by which any of their properties or assets are bound. RG and the RG Subsidiaries are in compliance in all material respects with all material terms of such contracts.

         4.18. NO BROKERS. Neither RG nor any RG Subsidiary has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of RG or FMP or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby, except that RG has retained Everen Securities, Inc. as its financial advisor and to render a fairness opinion as set forth below. The arrangements with Everen Securities, Inc. have been disclosed in writing to FMP prior to the date hereof.

         4.19. CONFLICTS OF INTEREST. No shareholder, officer, or director, or, to the knowledge of RG, no employee or consultant of RG or any RG Subsidiary, or any affiliate of such person has any direct or indirect interest (a) in any corporation, partnership, proprietorship, association, or other person or entity which does business with RG or any RG Subsidiary, (b) in any property, asset or right which is used by RG or any RG Subsidiary in the conduct of its business, or (c) in any contract to which RG is a party or by which RG may be bound.

         4.20. PERSONAL PROPERTY. RG owns all of its material personal property, including, without limitation, the material personal property reflected in the RG Balance Sheet, except for personal property disposed of in the ordinary course of business since the RG Balance Sheet Date, subject to no mortgage, pledge, lien, charge, security interest, encumbrance or restriction, except those which are shown and described in the RG Balance Sheet or the notes thereto. All personal properties purported to be leased by RG are subject to valid and effective leases.

         4.21. DISCLOSURE. Neither RG nor any RG Subsidiary has knowingly withheld from FMP any material facts relating to RG's and the RG Subsidiary's assets, business, operations, financial conditions, or prospects. No representation or warranty in this Agreement contains any untrue statement of a material fact required to make the statements herein contained not misleading or omits to state any material fact required to be stated herein or necessary to make the statements herein not misleading.

ARTICLE 5.    COVENANTS.

         5.1. NO SOLICITATION. RG shall not, directly or indirectly, take (nor shall RG authorize or permit any RG Subsidiary, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates to take) any action to (a) encourage, solicit or initiate the submission of any Acquisition Proposal (as defined in this Section 5.1), (b) enter into any agreement with respect to any Acquisition Proposal, or (c) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. RG will promptly communicate to FMP in writing the terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. Notwithstanding the foregoing, neither the provisions contained in this
Section 5.1 or elsewhere in this Agreement shall prohibit the Board of Directors of RG from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written proposal to acquire RG pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if the Board of Directors of RG determines in good faith, based as to legal matters on the written advice of outside legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law (the "RG Board Fiduciary Duties") and (ii) complying with Rule 14e-2 of the Exchange Act with regard to any Acquisition Proposal, if applicable. "Acquisition Proposal" shall mean any proposed (A) merger, consolidation or similar transaction involving RG, (B) sale, lease or other disposition directly or indirectly by merger, consolidation share exchange or otherwise of assets of RG representing 10% or more of the consolidated assets of RG, (C) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power of RG or (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 10% or more of the outstanding RG Common Stock. The exercise of the RG Board Fiduciary Duties, notwithstanding any other provision of this Agreement, shall not constitute a breach or violation of any provision of this Agreement; provided, that the parties acknowledge that nothing contained in this Section 5.1 shall either expand or narrow the obligations of RG under Section 5.12.

         5.2. CONDUCT OF BUSINESSES. Prior to the Effective Date, except as set forth in the FMP Disclosure Schedule, the RG Disclosure Schedule or as contemplated by any other portion of this Agreement, unless both parties have consented in writing thereto, which consent will not be unreasonably withheld, each party:

               5.2.1. Shall, and shall cause each of its Subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

               5.2.2. Shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

               5.2.3. Shall confer on a regular basis with one or more representatives of the other party to report operational matters of materiality and any proposals to engage in material transactions;

               5.2.4. Shall not amend its articles or certificate of incorporation or by-laws;

               5.2.5. Shall promptly notify the other party of (a) any material emergency or other material change in the condition (financial or otherwise), of such party's or any Subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, (b) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (c) the breach in any material respect of any representation or warranty or covenant contained herein;

               5.2.6. Shall promptly deliver to the other party true and correct copies of any report, statement or schedule filed by such party with the SEC subsequent to the date of this Agreement;

               5.2.7. Shall not (a) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, (b) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (c) increase any compensation or enter into or amend any employment severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in compensation to employees not earning more than $75,000 in annual base compensation, consistent with past practice, and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, nor (d) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law;

               5.2.8. Shall not (a) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, (b) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based RG Benefit Plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action, nor (c) split, combine or reclassify any of its capital stock;

               5.2.9. Shall not, and shall not permit any of its Subsidiaries to sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business;

               5.2.10. Shall not (a) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business, (b) except for obligations of wholly-owned Subsidiaries; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to such party, taken as a whole, (c) other than to wholly-owned Subsidiaries, make any loans, advances or capital contributions to or investments in, any other person, (d) pledge or otherwise encumber shares of capital stock of such party or its Subsidiaries, nor (e) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to create any material mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset;

               5.2.11. Shall not acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to such party taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to such party taken as a whole;

               5.2.12. Except as may be required as a result of a change in law or in GAAP, shall not change any of the accounting principles or practices used by such party, except that both parties shall use their best efforts to make all filings under Regulation S-B promulgated by the SEC for all periods ending after December 31, 1996;

               5.2.13. Shall not (a) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or any equity interest therein, (b) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to such party taken as a whole, (c) authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, is in excess of $1,500,000; provided, that none of the foregoing shall limit any capital expenditure within the aggregate amount previously authorized by such party's Board of Directors for capital expenditures and written evidence thereof has been previously provided to the other party, nor
(d) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

               5.2.14. Shall not make any tax election or settle or compromise any income tax liability material to such party taken as a whole;

               5.2.15. Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of business liabilities reflected or reserved against in, and contemplated by, the financial statements (or the notes thereto) of such party or incurred in the ordinary course of business consistent with past practice;

               5.2.16. Shall not settle or compromise any pending or threatened suit, action or claim relating to the transaction contemplated hereby; or

               5.2.17. Shall not take, or agree in writing or otherwise to take, any of the actions described in Section 5.2.1 through 5.2.16 or any action that would make any of the representations and warranties of a party hereto contained in this Agreement untrue or incorrect as of the date when made.

         5.3.  MEETINGS OF STOCKHOLDERS.

               5.3.1. RG has, retained Everen Securities, Inc. to issue its opinion on the fairness to the holders of RG Shares, from a financial point of view, of the terms of the Merger, pursuant to the terms of an engagement letter presented to FMP. After receipt of such opinion, RG will take all action reasonably necessary in accordance with applicable law and its Articles of Incorporation and By-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transaction contemplated hereby. The Board of Directors of RG shall recommend such approval and RG shall take all reasonable lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 5.10); provided, however, that the Board of Directors of RG shall not be required to make such recommendation or solicitation if the Board of Directors determines in good faith, based as to legal matters on the written advice of outside legal counsel, that such action would violate the RG Board Fiduciary Duties. FMP shall coordinate and cooperate with RG with respect to the timing of such meeting and RG shall use its best efforts to hold such meeting as soon as is practicable. It shall be a condition to the mailing of the Proxy Statement that RG shall have received the opinion of Everen Securities, Inc., dated the date of the Proxy Statement, to the effect that, as of the date thereof, the terms of the Merger are fair to the holders of RG Shares from a financial point of view.

               5.3.2. FMP duly called and held a meeting of the FMP stockholders on April 17, 1997, at which meeting the FMP stockholders unanimously approved this Agreement and the transaction contemplated hereby. FMP, as the sole stockholder of Merger Sub, and Merger Sub will take all action necessary in accordance with applicable law and the Articles of Incorporation and By-laws of Merger Sub to promptly approve this Agreement and the transaction contemplated hereby..

         5.4. FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, each party shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Date from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transaction contemplated by this Agreement. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of each party shall take all such necessary action.

         5.5. INSPECTION OF RECORDS; ACCESS. From the date hereof to the Effective Date, each party shall allow all designated officers, attorneys, accountants and other representatives of the other party (the "Other Party's Representatives") access at all reasonable times to all employees, stores, offices, warehouses, and other facilities and to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of such party and its Subsidiaries; provided, however, the Other Party's Representatives shall use their reasonable best efforts to avoid interfering with, hindering or otherwise disrupting the employees of such party in the execution of their employment duties during any visit to, or inspection of, such party's facilities.

         5.6. PUBLICITY. The initial press release relating to this Agreement shall be a joint press release and thereafter each party shall, subject to its respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transaction contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

         5.7.  REGISTRATION STATEMENT/PROXY STATEMENT.

               5.7.1. As promptly as practicable after the execution of this Agreement and receipt of the fairness opinion referred to in Section 5.3.1(a), FMP and RG shall prepare and file with the SEC preliminary proxy materials which shall constitute the preliminary Proxy Statement (as defined in Section 5.10) and a preliminary prospectus with respect to the FMP Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC with respect to the preliminary proxy materials and after the furnishing by RG and FMP of all information required to be contained therein, RG shall file with the Commission the definitive Proxy Statement and FMP shall file with the Commission the Registration Statement (as defined in Section 5.10) and FMP and RG shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

               5.7.2. FMP and RG shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable Blue Sky or similar securities laws, and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

         5.8.  COMPLIANCE WITH THE SECURITIES ACT.

               5.8.1. Prior to the Effective Date, RG shall deliver to FMP a letter setting forth a true and complete list of persons whom the Company believes may be deemed to be "affiliates" of RG as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates").

               5.8.2. RG shall use its reasonable best efforts to obtain as promptly as practicable a written agreement from each person who is identified as an Affiliate in the letter referred to in Section 5.8.1 above, in the form previously approved by the parties, that he or she will not offer to sell, sell or otherwise dispose of any of the FMP Common Stock issued to him or her pursuant to the Merger, except in compliance with Rule 145 under the Securities Act or another exemption from the registration requirements of the Securities Act. RG shall deliver all such written agreements obtained by it to FMP on or prior to the Effective Date.

         5.9. TAKEOVER PROVISIONS INAPPLICABLE. RG agrees that it will not take any action to render Sections 78.378 through 78.3793 and Sections 78.411 through
78.444 of the NGCL applicable to the Merger and the other transaction contemplated hereby.

         5.10. INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENTS, ETC. Each of FMP, Merger Sub and RG agree that none of the information supplied by it for inclusion in (a) the Registration Statement to be filed with the SEC by FMP on Form S-4 under the Securities Act for the purpose of registering shares of FMP Common Stock to be issued in the Merger (the "Registration Statement") and all other documents required to be filed by FMP with the SEC and
(b) the prospectus/proxy statement of RG and FMP (the "Proxy Statement") required to be mailed to the stockholders of RG in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the RG Meeting to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. FMP and Merger Sub agree that the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. RG agrees that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         5.11. FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Date of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

         5.12. FEES AND EXPENSES.

               5.12.1. Except as provided below in this Section 5.12, if the Merger is not effected, all costs and expenses incurred in connection with this Agreement and in the transaction contemplated hereby shall be paid by the party incurring such expense except that (a) RG and FMP each agree to pay 50% of all printing expenses incurred by either party in connection with the Registration Statement and the Proxy Statement and (b) FMP agrees to pay any legal and accounting fees incurred by RG in connection with this transaction on and after the date hereof to the extent that such fees and expenses exceed $100,000 up to $300,000, and (c) FMP agrees to pay additional transaction costs equal to $85,000 upon execution of this Agreement. Notwithstanding the provisions of the preceding sentence, (i) in any action, suit or other proceeding under or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other out-of-pocket expenses from the losing party, and (ii) RG shall be obligated to repay the $85,000 of additional transaction costs where the Merger does not occur due to no fault of FMP.

               5.12.2. If this Agreement is terminated by FMP pursuant to
Section 7.4 hereof or because of the nonfulfillment of any condition set forth in Section 6.3, (a) FMP shall not be obligated to make any further payments required to be made under Section 5.12.1, and (b) RG shall pay, or cause to be paid, in same day funds to FMP upon demand (i) all actual out-of-pocket costs, expenses and fees (including without limitation, attorneys and accountants fees and expenses and other professional or service fees and expenses) incurred or to be incurred by FMP or Merger Sub in connection with this Agreement and the transaction contemplated hereby up to $500,000, and (ii) any amounts due under
Section 5.12.4.

               5.12.3. If this Agreement is terminated by RG pursuant to Section 7.3(b) or (c) hereof or because of the nonfulfillment of any condition set forth in Section 6.2, FMP shall pay, or cause to be paid, in same day funds to RG upon demand, all actual out-of-pocket costs, expenses and fees (including, without limitation, fees payable to all investment banking firms and other institutions, and their respective agents, and including attorneys and accountants fees and expenses and other professional or service fees and expenses) incurred or to be incurred by RG in connection with this Agreement and the transaction contemplated hereby up to $500,000.

               5.12.4. In addition to any amounts payable under Section 5.12.2, RG shall pay, or cause to be paid, in same day funds to FMP upon demand a fee of $400,000 if:

                       (a) this Agreement is terminated by FMP pursuant to
               Section 7.2.2, giving effect to the proviso contained in the definition of Third Party Acquisition; or

                       (b) this Agreement is terminated by RG pursuant to
               Section 7.4 and within 12 months thereafter, RG enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving a Third Party (i) with whom RG (or its agents) had any discussions with respect to a Third Party Acquisition, (ii) to whom RG (or its agents) furnished information with respect to or with a view to a Third Party Acquisition or (iii) who expressed any interest publicly or to RG in a Third Party Acquisition, in the case of each of clauses (i), (ii) and (iii), at any time from and after the date hereof to the date of such termination.

         5.13. EMPLOYMENT AGREEMENTS; STOCKHOLDERS' AGREEMENT; LOCK-UP AGREEMENT; AND REGISTRATION RIGHTS AGREEMENT. Simultaneously with the execution of this Agreement

FMP is entering into, (a) a consulting agreement with Danny Edwards, (b) a Stockholder Agreement with DE, Drew M. Brown, Mark N. Sklar, Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated April 21, 1989, as amended, DMB Property Venture Limited Partnership, RPJ/JAJ Partners, Ltd., CAJ, DEJ, KJW and Berenson Minella & Company, L.P. providing for the election of directors, (c) a Voting Agreement pursuant to which DE, Drew M. Brown, Mark N. Sklar, Bennett Dorrance, as Trustee, and DMB Property Venture Limited Partnership agree to vote all shares of RG Common Stock over which they have voting power in favor of the Merger, and (d) a Registration Rights Agreement with certain individuals to provide certain registration rights.

         5.14. DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. FMP agrees that at all times after the Effective Date, it will and shall cause the Surviving Corporation to indemnify each person who is a director or officer of RG on the date hereof (individually an "Indemnified Party" and collectively the "Indemnified Parties"), with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel ("Indemnified Liability"), to the extent such Indemnified Party would have been indemnified pursuant to RG's articles of incorporation or by-laws as in effect as of the date hereof, based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Date whether commenced, asserted or claimed before or after the Effective Date, and shall advance expenses to such Indemnified Party to the extent such Indemnified Party would have been advanced expenses pursuant to RG's articles of incorporation or by-laws as in effect as of the date hereof. FMP shall, and shall cause the Surviving Corporation to, maintain in effect for not less than four years after the Effective Date, the current policies of directors' and officers' liability insurance maintained by RG on the date hereof (provided that FMP may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring on or prior to the Effective Date.

         5.15. CONTINUATION OF RG OPERATIONS. FMP shall cause RG to continue its historic business or use a significant portion of its historic business assets in a business for at least (a) the two year period commencing on the Effective Date or (b) such shorter period following the Effective Date as shall not cause the Merger not to be treated as a reorganization within the meaning of Section 368 of the Code.

         5.16. RG EMPLOYEES. All employees who were RG employees prior to the Effective Date shall continue to be RG employees on and after the Effective Date under the terms and conditions of such employment, including the right to change such terms and conditions, as were in existence prior to the Effective Date.

         5.17. RG STOCK PLANS. FMP agrees to file a registration statement with respect to any FMP stock option plan, to the extent that such filings are required to enable holders of options granted under Section 1.9.1 to freely exercise such options and (except for holders who may be deemed to be affiliates of FMP) to freely sell shares acquired by the exercise of such options (assuming such shares would be freely salable pursuant to an effective registration statement covering such plans). Nothing set forth herein shall require FMP to register such exercises on any form other than Form S-8. On and after the Effective Date, FMP will assume and discharge all obligations of RG with respect to registration rights agreements disclosed on the RG Disclosure Schedule.

ARTICLE 6.     CONDITIONS.

         6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

               6.1.1. This Agreement and the transaction contemplated hereby shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body and by the holders of the issued and outstanding shares of capital stock of each of RG and FMP entitled to vote thereon.

               6.1.2. None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transaction contemplated by this Agreement or has a material adverse effect on a party hereto. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

               6.1.3. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Date and except where the failure to have obtained or made any such consent authorization, order, approval, filing or registration would not have an FMP Material Adverse Effect or an RG Material Adverse Effect following the Effective Date.

               6.1.4. The FMP Common Stock issuable in the Merger shall have been listed or approved for listing upon notice of issuance on the NASDAQ National Market System or on the American Stock Exchange.

               6.1.5. The Registration Statement shall have been declared effective.

               6.1.6. All applicable Blue Sky laws have been complied with.

         6.2. CONDITIONS TO OBLIGATION OF RG TO EFFECT THE MERGER. The obligation of RG to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

               6.2.1. FMP shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing and the representations and warranties of FMP contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and RG shall have received a certificate of the President or a

Vice President of FMP, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this
Section 6.2.1 shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would reasonably be expected to have an FMP Material Adverse Effect.

               6.2.2. From the date of this Agreement through the Effective Date, there shall not have occurred any change in the financial condition, business, operations or prospects of FMP and its Subsidiaries, taken as a whole, that would reasonably be expected to have an FMP Material Adverse Effect.

               6.2.3. RG shall have received a favorable opinion from counsel to FMP, in the form of Exhibit 6.2.3.

               6.2.4. RG shall have received a certificate from the Secretary of FMP and Merger Sub, in form and substance reasonably satisfactory to RG certifying the adoption of resolutions by the Board of Directors and stockholders of FMP and Merger Sub in favor of this Agreement, the Merger and the transactions contemplated by this Agreement.

               6.2.5. RG shall have received an opinion from Everen Securities, Inc., in form and substance reasonably satisfactory to the Board of Directors of RG, to the effect that the terms of the Merger are fair to the holders of RG Shares from a financial point of view.

         6.3. CONDITIONS TO OBLIGATION OF FMP TO EFFECT THE MERGER. The obligations of FMP to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

               6.3.1. RG shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing and the representations and warranties of RG contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and FMP shall have received a certificate of the President or a Vice President of RG, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this
Section 6.3.1 shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would reasonably be likely to have an RG Material Adverse Effect.

               6.3.2. From the date of this Agreement through the Effective Date, there shall not have occurred any change in the financial condition, business, operations or prospects of RG and the RG Subsidiaries, taken as a whole, that would reasonably be likely to have an RG Material Adverse Effect.

               6.3.3. FMP shall have received a favorable opinion of counsel to RG, in the form of Exhibit 6.3.3.

               6.3.4. FMP shall have received a certificate from the Secretary of RG, in form and substance reasonably satisfactory to FMP certifying the adoption of resolutions by the RG Board of Directors and stockholders in favor of this Agreement, the Merger and the transactions contemplated by this Agreement.

               6.3.5. FMP shall have received an opinion from Everen Securities, Inc., in form and substance reasonably satisfactory to the Board of Directors of FMP, to the effect that the terms of the Merger are fair to the holders of RG Shares from a financial point of view.

ARTICLE 7.   TERMINATION.

         7.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval of this Agreement by the stockholders of RG, by the mutual consent of the parties hereto.

         7.2. TERMINATION BY EITHER RG OR FMP. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either RG or FMP if:

               7.2.1. (a) the Merger shall not have been consummated on or before September 30, 1997; provided that the party seeking to terminate the Agreement pursuant to clause (a) shall have used all reasonable efforts in good faith to consummate the Merger in a timely manner; (b) the approval of RG's stockholders required by Section 6.1.1 has not been obtained at a meeting duly convened therefor or at an adjournment thereof; or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause; or

               7.2.2. (a) if the Board of Directors of RG shall have withdrawn or modified in a manner adverse to FMP its approval or recommendation to RG's stockholders of this Agreement or the Merger or shall have approved or recommended to RG's stockholders that they accept the terms of any Acquisition Proposal or shall have resolved to take any of the foregoing actions; or (b) a Third Party Acquisition (as hereinafter defined) shall have occurred; provided, however, that such termination under this Section 7.2.2 shall not relieve RG of its fee obligations under Section 5.12 hereof. "Third Party Acquisition" means the acquisition of RG by merger, tender offer or otherwise by any person other than FMP, Merger Sub or any affiliate thereof (a "Third Party") provided, however, that in the event FMP terminates the Agreement pursuant to this clause
(b), a fee shall be payable under Section 5.12.4 only so long as, and on or after the date when, RG (y) is acquired (or enters into an agreement to be acquired) by merger, tender offer or otherwise by such Third Party or (z) enters into an agreement with a Third Party providing for the acquisition by said Third Party of substantially all of the assets of RG in each case, prior to the end of the twelfth month following the termination of this Agreement.

         7.3. TERMINATION BY RG. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the adoption and approval by the stockholders of RG referred to in Section 6.1.1, by action of the Board of Directors of RG, if (a) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law the Board of Directors of RG determines that such termination is required by reason of an Acquisition Proposal being made, or (b) there has been a breach by FMP of any representation or warranty contained in this Agreement which would reasonably be expected to have an FMP Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of FMP, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by RG to FMP.

         7.4. TERMINATION BY FMP. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date by action of the Board of Directors of FMP, if (a) there has been a breach by RG of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an RG Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of RG, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by FMP to RG.

         7.5. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Sections 5.10, 5.12, and this 7.5 and Articles 3, 4, 6, 7 and 8 and the Confidentiality Agreement referred to in Section 8.4. Moreover, in the event of termination of this Agreement pursuant to Section 7.3 or 7.4 (except for Section 7.3(a) for which the exclusive remedy is provided in Section 5.12.4), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from the other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

         7.6. EXTENSION; WAIVER. At any time prior to the Effective Date, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document to be delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.

ARTICLE 8.    GENERAL PROVISIONS.

         8.1. NONSURVIVAL, REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger.

         8.2. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

         If to RG:                                   If to FMP:
                  Danny Edwards                               Christopher A. Johnston
                  Chairman of the Board, President            President and Chief Executive Officer
                     and Chief Executive Officer                       FM Precision Golf Corp.
                  Royal Grip, Inc.                            P.O. Box 25182
                  444 West Geneva Drive                       3490 Clubhouse Drive, Suite 102
                  Tempe, Arizona  85282                       Jackson, Wyoming  83001
                  Facsimile:  (602) 829-9100                  Facsimile:  (307) 739-2288

         With copies to:                             With copies to:
                  Steve Pidgeon, Esq.                         Kenneth J. Warren, Esq.
                  Snell & Wilmer                              2109 West Fifth Avenue, Suite C
                  One Arizona Center                          Columbus, Ohio  43212
                  Phoenix, Arizona  85004                     Facsimile:  (614) 487-1945
                  Facsimile:  (602) 382-6070

or to such other address as any party shall specify by written notice so given and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         8.3. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors, and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.4. ENTIRE AGREEMENT. This Agreement, the Exhibits, the FMP Disclosure Schedule, the RG Disclosure Schedule, the Confidentiality Agreement dated November 13, 1996, between RG and FMP and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. During the term of this Agreement, the Confidentiality Agreement may not be terminated by either party thereto.

         8.5. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the RG Merger by the stockholders of RG, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

         8.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its rules of conflict of laws.

         8.7. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

         8.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         8.9. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         8.10. WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party giving such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         8.11. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         8.12. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction of the matter, this being in addition to any other remedy to which they may be entitled at law or in equity.

         8.13. SUBSIDIARIES. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                       ROYAL GRIP, INC.


                                       By: /s/ Danny Edwards
                                          --------------------------------------

                                            Danny Edwards, President and
                                            Chief Executive Officer


                                       FM PRECISION GOLF CORP.


                                       By: /s/ Christopher A. Johnston
                                          --------------------------------------
                                            Christopher A. Johnston, President
                                            and Chief Executive Officer


                                       FMPSUB, INC


                                       By: /s/ Christopher A. Johnston
                                          --------------------------------------
                                            Christopher A. Johnston, President
                                            and Chief Executive Officer